Exhibit 99.2

Expectation to List on New York Stock Exchange and Related Matters: Frequently Asked Questions (“FAQs”)

TIER REIT, Inc. (which is referred to herein as “we,” “us”, “our” or “TIER REIT”) disclosed in a Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on July 7, 2015 (1) its expectation that it will list its shares of common stock on the New York Stock Exchange (“NYSE”) on or about July 23, 2015 under the ticker symbol “TIER” and (2) that it intends to conduct a tender offer in connection with the listing. Below are FAQs that address these matters, as well as other administrative matters.

Listing

When does TIER REIT expect to list its shares of common stock on the NYSE?

We are currently preparing for a listing of TIER REIT’s shares of common stock on the NYSE on or about July 23, 2015. Although we are taking steps now to prepare for a listing within that expected timeframe, we can make no guarantees as to the actual timing of the listing or the listing itself. Market factors, which are inherently unpredictable, may impact our decision to pursue a listing during the expected timeframe or at any other time, and the completion of the listing remains subject to certain conditions.

Why are you planning on listing on the NYSE now?

TIER REIT’s board of directors (the “Board”) and management believe a listing best positions us to maximize stockholder value over the long term by giving us access to additional capital for future growth, as well as providing liquidity to our current stockholders, should they desire it. Further, the Board and management believe that current market conditions are favorable for a listing on the NYSE. We believe TIER REIT has a high quality, Class A office portfolio with a focused strategy targeting seven growth markets with attractive long-term fundamentals, along with significant identifiable growth potential, a flexible balance sheet and an experienced management team with strong corporate governance.

Who advised TIER REIT on the listing?

In connection with the listing and tender offer, we engaged J.P. Morgan Securities LLC as our lead capital markets advisor, Wells Fargo Securities, LLC as a capital markets advisor, and Goodwin Procter LLP as legal counsel.

What will the share price be if there is a listing of TIER REIT’s shares?

At this time, we can make no inferences as to what value the market may assign to our shares of common stock upon our listing on the NYSE. Changes in real estate conditions, the capital markets and the general economy, as well as the level of investor demand for our stock, among other factors, will impact the share price at the time of a potential listing and in the future. We will have no control over the trading price and it may or may not reflect the intrinsic value of our assets. TIER REIT’s stockholders should not assume that the shares of common stock will trade at or above the most recent estimated value per share of $26.88 (based on the most recent estimated valuation per share as more fully described in our Form 10-Q filed with the SEC on November 3, 2014, and as adjusted for the 1-for-6 reverse stock split effected on June 2, 2015) either at listing or at any time in the future.

Will stockholders have the ability to sell their shares of common stock other than on the open market after the expected listing?

Concurrently with the expected NYSE listing on or about July 23, 2015, we expect to commence a modified “Dutch Auction” tender offer (subject to all appropriate filings with the SEC) to purchase up to $50 million of our shares of common stock.  In a modified “Dutch Auction” tender offer, the purchase price is the lowest price per share within a range that the company sets, at which shares are tendered that will enable the company to purchase the maximum number of shares with the maximum dollar amount available in the tender offer. The Board has not yet determined the price range of the expected tender offer. TIER REIT expects to allow stockholders to tender all or a portion of their shares, but if the tender offer is oversubscribed, shares will be accepted on a prorated basis. We anticipate funding the expected tender offer and all related fees and expenses with available cash and/or borrowings available under our existing credit facility. Tender offer documents with information about this expected tender offer, including the price range and detailed instructions on how to tender shares, will be published and mailed to all stockholders of record when the tender offer commences. Stockholders will have at least 20 business days from the commencement of the tender offer to decide whether or not to tender their shares. No tenders will be accepted after the expiration of the tender offer.

As with any newly listed company, TIER REIT is likely to experience volatility in its share price in the days and weeks immediately following the expected listing because it may take some time for an efficient market to develop for our shares of common stock as institutional investors begin to evaluate TIER REIT as an investment opportunity. We are contemplating the expected tender offer in order to, among other reasons, provide stockholders an alternative to selling their shares on the open market, with a goal of mitigating some of this anticipated volatility.

If TIER REIT lists its shares on the NYSE, how will stockholders be able to sell their shares on the exchange?

Following the expected listing, shares of TIER REIT will be eligible to be moved electronically into the brokerage account of your choosing via the Depository Trust & Clearing Corporation (“DTCC”), which will enable the shares to be traded on the NYSE.

Since each brokerage firm may employ its own rules and regulations for moving shares via DTCC and/or executing a purchase or sale of shares, we encourage stockholders to speak with their financial advisor or a brokerage firm to confirm the requirements and timeline for both moving and trading shares. Please note that shares cannot be sold directly on the NYSE through our transfer agent, DST Systems.

Will stockholders be required to move their shares from DST Systems into a brokerage account?

No. Shares of common stock of TIER REIT may remain with our transfer agent, DST Systems, at the stockholder’s discretion, even following the expected listing.

While stockholders who elect to keep their shares in an account at the transfer agent will not be able to sell their shares directly through DST Systems, stockholders of record will retain the same rights currently held by stockholders, including the right to receive authorized distributions, and vote in any special or annual proxies in accordance with our charter and bylaws.

What options will be available to stockholders who currently have a custodian listed on their account?

Stockholders who have their shares in an account with a custodian may either:

•
Retain their account at their current custodian.  Most custodians will allow publicly traded shares to be bought or sold through an account with them. Stockholders should contact their custodian to learn what requirements will apply if they wish to buy or sell shares. Generally, stockholders who have their TIER REIT shares in an account with a custodian will primarily receive a notice that their shares have been moved to a brokerage account at the custodian. However, some stockholders that have a custodial account may instead receive a Direct Registration Transaction Advise (“DRTA”) statement and cover letter, and if so, they are encouraged to contact their financial representative or custodian to discuss their options. The DRTA statement is a summary of account holdings at the time of the listing and is typically used to move shares into a brokerage account.

•
Transfer their shares in-kind to another custodian.  Stockholders should contact the current and successor (new) custodians, as applicable, to learn specific paperwork requirements for transfer-in-kind requests and what requirements will apply if they wish to buy or sell shares.

What options will be available to stockholders who do not have a custodian listed on their account?

Stockholders without a custodian may either:

•
Continue to hold their shares with our transfer agent, DST Systems. There is no requirement for stockholders to move their shares. However, stockholders will not be able to buy or sell shares on the NYSE through their account with DST Systems.

•
Move their shares to a brokerage account with the firm of their choosing via the Direct Registration System (“DRS”). Stockholders who do not have a custodian listed on their account will receive a DRTA statement and cover letter. The DRTA statement is a summary of account holdings at the time of the listing and is typically used to move shares into a brokerage account. If stockholders wish to buy or sell TIER REIT shares on the NYSE, they must set up a brokerage account. Please note that most brokerage firms require completed transfer paperwork, as well as a copy of the stockholder’s DRTA in order to move shares via a DRS transfer. We encourage stockholders to contact their financial representative or brokerage firm to confirm what specific requirements apply.

If TIER REIT lists its shares on the NYSE, will stockholders be able to purchase additional TIER REIT shares?

As with other publicly traded securities, purchases of additional TIER REIT shares may be made through a brokerage account. Following the expected listing, if a stockholder does not have a brokerage account, he/she will be required to establish one in order to purchase additional shares. At this time, we do not intend to offer a direct share purchase plan and our previous distribution reinvestment plan has expired.

Distribution Policy

What was the second quarter distribution to stockholders?

On April 30, 2015, the Board authorized a distribution in the amount of $0.18* per share of common stock held of stockholders of record at the close of business on June 30, 2015. The distribution was payable on July 8, 2015.
*As adjusted for the 1-for-6 reverse stock split effected on June 2, 2015

Why did the Board choose to reinstate a quarterly distribution?

As TIER REIT prepared to list its shares on the NYSE, the Board believed it was important to set a sustainable distribution that balances our stockholders’ desire for income with our ability to most efficiently fund our future growth. Although our Board has attempted to select a stable distribution rate, we can make no assurances that we will not change the distribution rate in the future.

Reverse Stock Split and Fractional Shares

Why did TIER REIT implement a reverse stock split?

By reducing the total number of outstanding shares and increasing our estimated net asset value per share, a reverse stock split offers several potential benefits:

•	Reduces our listing cost;

•
Establishes an estimated net asset value per share within the range that other public office REITs typically trade. We can’t guarantee what our share price will be at the time of the expected NYSE listing or afterward, but we believe the reverse stock split will better position us for a successful listing and future trading performance; and

•
Positions our stock to be more attractive to institutional investors who sometimes set minimum trading values for the companies in which they invest. These institutions and other large-scale investors will play a key role in our potential success as a listed company because of their capacity to provide the additional capital investment needed to support ongoing liquidity for our stockholders.

What exactly is a reverse stock split?

A reverse stock split is a method of reducing the number of a company’s outstanding shares and consequently increasing the estimated net asset value per share of its stock. After a reverse stock split, a stockholder will own fewer shares of stock, but each share’s estimated net asset value will be at a proportionally higher price. The overall value of the stockholder’s holdings does not change. A reverse stock split does not change the proportional ownership interests of stockholders, except for any changes as a result of the treatment of fractional shares. See below for a description of the treatment of fractional shares.

Was a confirmation sent to stockholders for the reverse stock split?

The second quarter statement from Behringer included the reverse stock split and fractional share redemption transactions. To view your account statements, transactions and distributions online prior to June 30, 2015, go to Behringer’s investor portal at www.behringerinvestors.com. Statements, transactions, and distributions after July 1, 2015 can be viewed at www.tierreit.com by clicking on the Stockholder’s Login at the top right hand corner of the home page. You may need to re-establish your user ID when utilizing the login from our website.

Why did we redeem fractional shares?

TIER REIT redeemed outstanding fractional shares because the NYSE does not permit the listing of fractional shares. Prior to June 5, 2015, many stockholders owned fractional shares of our common stock. Thus, in order to list our shares on the NYSE, we reduced all accounts to whole share values. TIER REIT paid stockholders in cash for the redemption of any such fractional share.

How did stockholders that had fractional shares receive any payment owed to them for the redemption of fractional shares?

If a fractional share payment was owed to you, it was paid as follows:

•	For stockholders with accounts held by a custodian, checks were sent to their custodian of record.

•	For all other account types, a check was sent to the stockholder’s address of record.

Tax Reporting

How can I calculate my cost basis?

Please contact your tax advisor regarding the cost basis of your shares. Historical tax reporting information can be found on our website in the “Investor Relations” section under the “Tax Information” link. To view transactions online prior to June 30, 2015, go to Behringer’s investor portal at www.behringerinvestors.com. Transactions after July 1, 2015 can be viewed at www.tierreit.com by clicking on the Stockholder’s Login at the top right hand corner of the home page.

A sale of your shares could result in a taxable event and that you should consult a qualified tax advisor prior to implementing any tax-related transactions. TIER REIT does not provide tax or legal advice.

TIER REIT Communications

How can I be kept up to date on the TIER REIT’s activities?

Please visit our website at www.tierreit.com/ir to sign up for timely email communications and other information.

How can I obtain financial information about TIER REIT?

We file annual, quarterly and current reports, proxy statements, and other information with the SEC. These filings are available on our website in the “Investor Relations” section under the “Documents” link for SEC Filings. The information we file with the SEC is also available on the SEC’s website at www.sec.gov.

Who should I call if I have questions?

If you have questions about any of these events, please contact your financial advisor or TIER REIT’s Shareholder Services at 1.844.782.0585, which operates from 8AM-5PM Central, Monday through Friday.

Important Information

These FAQs are for informational purposes only and are neither an offer to buy nor the solicitation of an offer to sell any securities of TIER REIT. The tender offer will be made only pursuant to an offer to purchase, letter of transmittal, and related materials that TIER REIT intends to distribute to its stockholders and file with the SEC.

The full details of the expected tender offer, including complete instructions on how to tender shares, will be included in the offer to purchase, the letter of transmittal, and other related materials, which we will distribute to stockholders and file with the SEC upon commencement of the expected tender offer. If the tender offer is commenced as expected, stockholders are urged to carefully read the offer to purchase, the letter of transmittal, and other related materials when they become available, as they will contain important information, including the terms and conditions of the tender offer. If the tender offer is commenced as expected, stockholders will be able to obtain free copies of the offer to purchase, the letter of transmittal, and other related materials that we file with the SEC on the SEC’s website at www.sec.gov or by calling the information agent for the contemplated tender offer, which will be identified in the materials filed with the SEC at the commencement of the expected tender offer. In addition, stockholders will be able to obtain free copies of our filings with the SEC from our website at www.tierreit.com/ir.

Forward Looking Statements

These FAQs contain forward-looking statements relating to the business and financial outlook of TIER REIT, Inc. that are based on our current expectations, estimates, forecasts, and projections and are not guarantees of future performance. These forward-looking statements include discussion and analysis of the financial condition of TIER REIT, Inc. and its subsidiaries, including its ability to rent space on favorable terms, its ability to address debt maturities and fund its capital requirements, its intentions to sell certain properties, the value of its assets, its anticipated capital expenditures, the amount and timing of any anticipated future cash distributions to its stockholders, and other matters.  Words such as “may,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “objectives,” “strategies,” “goals,” and variations of these words and similar expressions are intended to identify forward-looking statements. Actual results may differ materially from those expressed in these forward-looking statements, and stockholders should not place undue reliance on any such statements. Factors that could cause actual results to vary materially from those expressed in forward-looking statements include changes in real estate conditions and in the capital markets, our ability to complete the listing of our shares of common stock on the NYSE in a timely manner or at all, our ability to complete the anticipated tender offer in a timely manner or at all, the price at which shares of our common stock may trade on the NYSE, which may be higher or lower than the purchase price in the anticipated tender offer, as well as the risk factors included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2015. Forward-looking statements in these FAQs speak only as of the date on which such statements were made, and except as required by law, we undertake no obligation to update any such statements that may become untrue because of subsequent events.